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         SHAREHOLDER MEETING
         On February 2, 1997, a special shareholder meeting was held at which the eleven Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1996 was ratified (Proposal No. 1), the proposed change in the Investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 2), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 3), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 4) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                                                     Broker
     Nominee/Proposal          For                 Against       Withheld/Abstain    Non-Votes      Total
     ----------------          ---                 -------       ----------------    ---------      -----
     TRUSTEES
     Robert G. Galli           46,479,003.899      513,372.523                         768,462      46,992,376.422
     Leon Levy                 46,199,095.781      793,280.641                         768,462      46,992,376.422
     Benjamin Lipstein         46,348,371.078      644,005.344                         768,462      46,992,376.422
     Bridget A. Macaskill      46,472,809.433      519,566.989                         768,462      46,992,376.422
     Elizabeth Moynihan        46,373,234.984      619,141.438                         768,462      46,992,376.422
     Kenneth A. Randall        46,446,896.976      545,479.446                         768,462      46,992,376.422
     Edward V. Regan           46,461,082.196      531,294.226                         768,462      46,992,376.422
     Russell S. Reynolds, Jr.  46,257,087.547      717,288.875                         768,462      46,992,376.422
     Donald W. Spiro           46,379,802.554      594,573.868                         768,462      46,992,376.422
     Pauline Trigere           46,261,214.949      731,161.473                         768,462      46,992,376.422
     Clayton K. Yeutter        46,272,647.720      719,728.702                         768,462      46,992,376.422
     Proposal No. 1            43,693,690.505      363,644.207   1,637,136.268       1,821,129      45,694,490.980
     Proposal No. 2            42,337,425.188      856,345.364   2,524,876.601       1,821,133      45,718,647.153
     Proposal No. 3             6,925,315.483      224,313.953     458,519.620       2,748,378       7,608,149.056
     Proposal No. 4               309,131.462        8,356.534      29,191.918         142,589         346,679.914